Loma Negra Compañía Industrial Argentina Sociedad Anónima

Condensed Interim Consolidated Financial Statements as of June 30, 2018 and for the six and three months ended June 30, 2018 and 2017

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE
INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

		Six months ended		Three months ended
	Notes	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017

Net revenue	4	9,290,735,368	6,669,241,353	4,756,903,911	3,467,333,514
Cost of sales	5	(6,659,304,203)	(4,691,447,196)	(3,426,294,990)	(2,432,062,199)

Gross profit		2,631,431,165	1,977,794,157	1,330,608,921	1,035,271,315

Selling and administrative expenses	6	(692,029,461)	(541,832,668)	(364,881,892)	(273,035,219)
Other gains and losses	7	(3,728,571)	1,326,578	(7,637,416)	1,033,354

Tax on debits and credits to bank accounts	8	(95,814,345)	(79,007,886)	(30,944,733)	(38,978,842)

FINANCE COSTS, NET
Exchange rate differences	9	(624,794,833)	(43,137,723)	(515,315,349)	(130,349,740)
Financial income	9	171,076,374	19,697,608	63,086,402	15,967,775
Financial expenses	9	(368,052,485)	(319,760,462)	(218,534,061)	(178,089,197)

Profit before tax		1,018,087,844	1,015,079,604	256,381,872	431,819,446

INCOME TAX EXPENSE
Current	10	(194,705,426)	(311,725,639)	4,732,236	(129,715,849)
Deferred	10	(96,810,760)	(11,360,875)	(83,386,242)	(9,463,259)

NET PROFIT FOR THE PERIOD		726,571,658	691,993,090	177,727,866	292,640,338

OTHER COMPREHENSIVE INCOME
Items to be reclassified through profit and loss:
Exchange differences on translating foreign operations		547,693,346	20,927,844	464,123,044	3,857,359

TOTAL OTHER COMPREHENSIVE INCOME		547,693,346	20,927,844	464,123,044	3,857,359

TOTAL COMPREHENSIVE INCOME		1,274,265,004	712,920,934	641,850,910	296,497,697

Net Profit for the period attributable to:
Owners of the Company		705,553,673	630,261,881	179,424,736	276,131,032
Non-controlling interests		21,017,985	61,731,209	(1,696,870)	16,509,306
NET PROFIT FOR THE PERIOD		726,571,658	691,993,090	177,727,866	292,640,338

Total comprehensive income attributable to:
Owners of the Company		984,886,423	651,189,725	416,135,237	288,352,644
Non-controlling interests		289,378,581	61,731,209	225,715,673	53,586,155
TOTAL COMPREHENSIVE INCOME		1,274,265,004	712,920,934	641,850,910	341,938,799

Earnings per share (basic and diluted):	11	1.18	1.11	0.30	0.49

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AS OF JUNE 30, 2018 AND DECEMBER 31, 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

	Notes	June 30, 2018	December 31, 2017

ASSETS
Non-current assets
Property, plant and equipment	12	7,481,929,364	5,978,676,491
Intangible assets		72,368,482	75,466,722
Investments		330,062	330,062
Goodwill		39,347,434	39,347,434
Inventories	13	266,421,494	214,721,953
Other receivables	15	625,176,934	145,174,686
Total non-current assets		8,485,573,770	6,453,717,348

Current assets
Inventories	13	2,777,157,633	1,833,791,084
Other receivables	15	435,568,473	241,657,017
Trade accounts receivable	16	1,697,267,514	1,263,410,505
Investments	17	1,250,229,315	2,990,913,013
Cash and banks		367,782,598	188,774,700
Total current assets		6,528,005,533	6,518,546,319
Total assets		15,013,579,303	12,972,263,667

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
CONDENSED INTERIM CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AS OF JUNE 30, 2018 AND DECEMBER 31, 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

	Notes	June 30, 2018	December 31, 2017

SHAREHOLDERS’ EQUITY AND LIABILITIES
Capital stock and other capital related accounts	18	1,922,100,728	1,922,100,728
Reserves		1,650,006,023	59,163,641
Retained earnings		705,553,673	1,590,842,382
Accumulated other comprehensive income	19	529,777,464	250,444,714

Equity attributable to the owners of the Company		4,807,437,888	3,822,551,465

Non-controlling interests		882,621,274	593,242,693

Total shareholders’ equity		5,690,059,162	4,415,794,158

LIABILITIES
Non-current liabilities
Borrowings	20	2,517,664,954	2,604,280,835
Accounts payable	21	84,603,012	71,388,595
Provisions	22	195,731,592	161,095,990
Tax liabilities	23	-	342,209
Other liabilities		14,093,940	15,740,729
Deferred tax liabilities	10	330,088,155	229,291,404

Total non-current liabilities		3,142,181,653	3,082,139,762

Current liabilities
Borrowings	20	2,871,985,334	1,759,598,408
Accounts payable	21	2,336,152,654	2,361,541,364
Advances from customers		155,818,758	206,360,071
Salaries and social security payables		429,963,744	541,829,106
Tax liabilities	23	358,813,164	573,083,940
Other liabilities		28,604,834	31,916,858

Total current liabilities		6,181,338,488	5,474,329,747

Total liabilities		9,323,520,141	8,556,469,509

Total shareholders’ equity and liabilities		15,013,579,303	12,972,263,667

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
CONDENSED INTERIM CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2018 (UNAUDITED)
 (All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

	Owners´ contributions									Accumulated other comprehensive income
	Capital stock	Adjustment to Capital (1)	Share premium	Other capital adjustments	Merger Premium	Legal reserve	Optional reserve	Environmental reserve	Future dividends reserve	Exchange differences on translating foreign operations	Retained earnings	Equity attributable to owners of the Company	Non- controlling interests	Total
Balances as of January 1, 2018	59,602,649	151,390,644	2,047,627,791	(435,241,562)	98,721,206	41,598,659	-	1,444,425	16,120,557	250,444,714	1,590,842,382	3,822,551,465	593,242,693	4,415,794,158
Resolution of the Ordinary Shareholders' Meeting held on April, 25, 2018:
- Increase in legal reserve	-	-	-	-	-	600,000	-	-	-	-	(600,000)	-	-	-
- Increase in Optional reserve	-	-	-	-	-	-	1,590,242,382	-	-	-	(1,590,242,382)	-	-	-
- Other capital adjustments absorption	-	-	(435,241,562)	435,241,562	-	-	-	-	-	-	-	-	-	-
Other comprehensive income	-	-	-	-	-	-	-	-	-	279,332,750	-	279,332,750	268,360,596	547,693,346
Net profit for the period	-	-	-	-	-	-	-	-	-	-	705,553,673	705,553,673	21,017,985	726,571,658
Balances as of June 30, 2018	59,602,649	151,390,644	1,612,386,229	-	98,721,206	42,198,659	1,590,242,382	1,444,425	16,120,557	529,777,464	705,553,673	4,807,437,888	882,621,274	5,690,059,162

(1)	Adjustment for inflation up to February 28th, 2003.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
CONDENSED INTERIM CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2017 (UNAUDITED)
 (All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

	Owners´ contributions								Accumulated other comprehensive income
	Capital stock	Adjustment to Capital (1)	Share premium	Other capital adjustments	Merger Premium	Legal reserve	Environmental reserve	Future dividends reserve	Exchange differences on translating foreign operations	Retained earnings	Equity attributable to owners of the Company	Non- controlling interests	Total
Balances as of January 1, 2017	56,602,649	151,390,644	183,902,074	(403,406,965)	98,721,206	41,598,659	1,444,425	663,267	149,293,492	460,157,290	740,366,741	390,144,836	1,130,511,577
Resolution of the Ordinary Shareholders' Meeting held on March, 23, 2017:
- Distribution of cash dividends	-	-	-	-	-	-	-	-	-	(444,700,000)	(444,700,000)	-	(444,700,000)
- Increase in optional reserve for future dividends	-	-	-	-	-	-	-	15,457,290	-	(15,457,290)	-	-	-
Business combination under common control	-	-	-	(31,834,597)	-	-	-	-	-	-	(31,834,597)	(3,599,465)	(35,434,062)
Other comprehensive income	-	-	-	-	-	-	-	-	20,927,844	-	20,927,844	20,105,801	41,033,645
Net profit for the period	-	-	-	-	-	-	-	-	-	630,261,881	630,261,881	61,731,209	691,993,090
Balances as of June 30, 2017	56,602,649	151,390,644	183,902,074	(435,241,562)	98,721,206	41,598,659	1,444,425	16,120,557	170,221,336	630,261,881	915,021,869	468,382,381	1,383,404,250

(1)	Adjustment for inflation up to February 28th, 2003.

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
CONDENSED INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

	Six months ended
	June 30, 2018	June 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit for the period	726,571,658	691,993,090
Adjustments to reconcile net profit to net cash provided by operating activities
Income tax expense	291,516,186	323,086,514
Depreciation and amortization	383,730,501	300,769,560
Provisions	35,159,235	25,991,339
Interest expense	298,309,323	262,668,772
Interest income	-	(3,536,637)
Exchange rate differences	495,669,991	41,533,042
Gain on disposal of Property, plant and equipment	-	(5,051,201)
Changes in operating assets and liabilities
Inventories	(866,564,964)	(372,097,605)
Other receivables	(134,604,661)	(25,804,842)
Trade accounts receivable	(363,090,097)	(335,303,328)
Advances from customers	(50,541,313)	(5,524,101)
Accounts payable	(123,685,605)	(168,133,461)
Salaries and social security payables	(114,799,291)	(52,090,809)
Provisions	(10,183,300)	(7,215,187)
Tax liabilities	15,454,225	6,697,948
Other liabilities	(3,341,394)	(4,857,632)
Income tax paid	(427,052,144)	(115,150,118)
Net cash generated by operating activities	152,548,350	557,975,344

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of Property, plant and equipment	4,511,268	13,145,795
Payments to acquire Property, plant and equipment	(768,009,858)	(679,852,496)
Advance payments to acquire Property, plant and equipment	(547,698,753)	-
Payments to acquire Intangible Assets	(3,288,898)	(8,798,821)
Interest collected	-	27,488,149
Contributions to Trust	(19,018,156)	(13,001,286)
Net cash used in investing activities	(1,333,504,397)	(661,018,659)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	417,920,112	1,486,530,147
Interest paid	(301,840,780)	(267,419,223)
Dividend paid	-	(442,282,358)
Repayment of borrowings	(906,308,544)	(1,193,655,129)
Net cash used in financing activities	(790,229,212)	(416,826,563)

Net decrease in cash and cash equivalents	(1,971,185,259)	(519,869,878)
Cash and cash equivalents at the beginning of the year	3,179,687,713	803,285,795
Effects of the exchange rate differences on cash and cash equivalents in foreign currency	409,509,459	14,510,503

Cash and cash equivalents at the end of the period	1,618,011,913	297,926,420

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

1.        LEGAL INFORMATION

Legal address

Boulevard Cecilia Grierson 355– 4th. Floor, Ciudad Autónoma de Buenos Aires, Argentina

Loma Negra Compañía Industrial Argentina S.A. (hereinafter “Loma Negra”, the “Company” or “the Group”) is a stock company organized according to Argentine Law. The address of its registered office is Boulevard Cecilia Grierson 355 – 4th. Floor – Buenos Aires - Argentina.

Fiscal year number:

Fiscal year number 94 which began on January 1, 2018.

Principal business of the Company:

The main activity of the Company is the manufacturing and marketing of cement and its by-products, and also the exploration of mineral resources that are used in the production process.

The Company has nine factories in Argentina, in the provinces of Buenos Aires, Neuquén, San Juan and Catamarca. It also has 18 concrete plants.

In addition, the Company, through its subsidiary Cofesur S.A., has control over Ferrosur Roca S.A., a company that operates the rail network Railroad Roca under a concession granted by the Argentine government in 1993 for a period of 30 years, allowing access to several of the Loma Negra’s cement plants to the rail network. On March8, 2018 and with the due approval of its majority shareholder (Cofesur S.A.), Ferrosur Roca S.A. has requested for the extension of the concession for 10 more years, as estipulated in the concession contract.

The Company also owns Recycomb S.A.U., a corporation engaged in the treatment and recycling of industrial waste intended to be used as fuel or raw material-, and Yguazú Cementos S.A., a company organized in the Republic of Paraguay dedicated to the manufacture and marketing of cement.

Date of registration in the Public Registry of Commerce and General Inspection of Justice

Inscription of the bylaws: August 5th, 1926 under No 38, Book 46 of Companies

Last amendment registered to the bylaws: August 29th, 2017, under No 17557 Book 85 of Companies by shares

Correlative Number of Registration with the Inspección General de Justicia: 1,914,357

CUIT: 30-50053085-1

Date of expiration: July 3rd, 2116.

Parent company

As of June 30, 2018 the parent Company is Loma Negra Holding GmbH, which holds directly the 51.0437% of the Company’s shares.

Capital structure:

The capital of the Company amounts to 59,602,649, represented by 596,026,490 common shares of $ 0.10 par value each and one vote per share.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

2.        BASIS OF PREPARATION AND GROUP’S ACCOUNTING POLICIES

2.1      Basis of preparation

The accompanying condensed interim consolidated statement of financial position as of June 30, 2018, the condensed interim consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the six months ended June 30, 2018 and 2017 and the explanatory notes to the condensed interim consolidated financial statements are unaudited and are prepared for interim financial information. These condensed interim consolidated financial statements are prepared in accordance with International Accounting Standard (“IAS”) 34, Interim Financial Reporting.

Consequently, all of the disclosures required in accordance with International Financial Reporting Standards (IFRS) for annual financial statements are not included herein, hence, these unaudited condensed interim consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016 issued on March 8, 2018. In the opinion of management, these unaudited condensed interim consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair representation of financial results for the interim periods presented.

The financial information as of December 31, 2017 presented in these unaudited condensed interim consolidated financial statements is derived from our audited consolidated financial statements for the year ended December 31, 2017.

The results of operations for the six months periods ended June 30, 2018 and 2017 are not necessarily indicative of the results for the full years. The Company believes that the disclosures are adequate to make the information presented not misleading.

These condensed interim consolidated financial statements were approved for issue by the Board of Directors on August 9th, 2018, which is the date that the condensed interim financial statements were available for issuance.

2.2      Basis of consolidation

These condensed interim consolidated financial statements include the unaudited condensed interim consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries. The basis of consolidation are the same as for the Company’s audited consolidated financial statements for the years ended December 31, 2017, issued on March 8, 2018.

The consolidated subsidiaries are as follows:

	Main activity	Place of incorporation and principal place of business	% of direct and indirect equity interest as of
			06-30-2018	12-31-2017	06-30-2017
Subsidiaries:
Cofesur S.A.	Holding	Argentina	100.00	100.00	100.00
Ferrosur Roca S.A. (1)	Train cargo transportation	Argentina	80.00	80.00	80.00
Recycomb S.A.U.	Waste recycling	Argentina	100.00	100.00	100.00
Yguazú Cementos S.A.	Manufacture and marketing of cement and construction materials	Paraguay	51.00	51.00	51.00

(1)	Controlled directly by Cofesur S.A.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

Summarized financial information in respect of each of the Group's subsidiaries that has material non-controlling interests is set out below. The summarized financial information below represents amounts before intragroup eliminations

a)	Yguazú Cementos S.A.

	June 30, 2018	December 31, 2017

Current assets (1)	877,319,426	494,986,225
Non-current assets	3,306,390,159	2,358,756,400
Current liabilities (2)	612,908,642	385,487,026
Non-current liabilities (2)	1,801,340,476	1,332,533,280
Equity attributable to the owners of the Company	902,454,378	579,237,344
Non-controlling interests	867,006,089	556,484,975

(1)	Includes 215,213,358 and 111,943,934 of cash and cash equivalents as of June 30, 2018 and December 31, 2017, respectively.
(2)	Includes the financial loans described in note 20.

Six months period	June 30, 2018	June 30, 2017
Net revenue	715,073,151	528,394,689
Finance cost, net	(72,822,629)	(3,864,668)
Depreciation and amortization	(110,633,452)	(76,990,467)
Income tax	(5,963,440)	(13,995,396)
Profit for the year	86,044,801	121,427,638

Six months period	June 30, 2018	June 30, 2017
Net cash generated by operating activities	124,398,079	216,612,215
Net cash used in investing activities	(13,756,923)	(46,676,018)
Net cash used in financing activities	(64,051,984)	(160,785,543)

The summarized figures presented for Yguazú Cementos S.A. (as a consolidated subsidiary) reflect the book values of the assets and liabilities and adjustments to conform to the Company's accounting policies and in compliance with IFRS.

b)	Ferrosur Roca S.A.

	June 30, 2018	December 31, 2017
Current assets	530,111,878	448,672,962
Non-current assets	873,241,732	757,054,777
Current liabilities	(1,286,642,628)	(838,820,242)
Non-current liabilities	(36,189,614)	(183,118,912)
Equity attributable to the owners of the Company	62,460,738	147,030,869
Non-controlling interests	15,615,185	36,757,716

Six months period	June 30, 2018	June 30, 2017
Net revenue	925,517,620	746,519,950
Finance costs, net	(114,971,705)	(47,249,001)
Depreciation	(60,202,013)	(36,029,710)
Income tax	39,560,331	(6,175,071)
Profit or (loss) for the year	(105,712,662)	11,168,445

Six months period	June 30, 2018	June 30, 2017
Net cash used in operating activities	(111,816,719)	(3,261,922)
Net cash used in investing activities	(119,397,728)	(43,977,088)
Net cash generated by financing activities	241,026,108	57,692,850

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

2.3      Accounting policies

Except as described below, these unaudited condensed interim consolidated financial statements have been prepared using the same accounting policies as used in the preparation of our audited consolidated financial statements for the year ended December 31, 2017, except for the adoption of new standards and interpretations effective as of January 1, 2018.

2.3.1   Application of new and revised International Financial Reporting Standards

•	Adoption of new and revised standards

The Company has adopted all of the new and revised standards and interpretations issued by the IASB that are relevant to its operations and that are mandatorily effective at June 30, 2018 as described in note 2.2 to the Company's consolidated financial statements as of December 31, 2017. The new and revised standards and interpretations mentioned before did not have impact on these interim financial statements.

The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

•	New accounting pronouncements

The new standards and interpretations issued during the three-month period ended June 30, 2018 and the standards and interpretations issued but not mandatory at that date are described in note 2.2 to the consolidated financial statements as of December 31, 2017.

2.3.2   Unconsolidated Ferrocarril Roca Management Trust

The 100% interest in the Ferrocarril Roca Management Trust is valued at cost, taking into account the value of contributions made, net of trust expenses, including the financial income accrued as of the balance sheet date.
This unconsolidated structured entity refers to the entity which is not controlled by the Company.

As of June 30, 2018 and December 31, 2017, the Company´s participation in the unconsolidated trust is as follows:

As of	June 30, 2018	December 31, 2017
Current assets	32,249,889	51,112,722
Current liabilities	73,810	1,006,901
Non-Current liabilities	33,100	-
Equity	32,142,979	50,105,821

3.        CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES USED FOR ESTIMATING UNCERTAINTY

In the application of the Group's accounting policies, the directors of the Company are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.

There are no significant changes to the critical judgements used by Management in applying accounting policies to the critical judgements disclosed in the annual consolidated financial statements for the year ended December 31, 2017.

As a consequence of the activities to which the Company is engaged, the transactions of the Company do not have a significant cyclical or seasonal character. Nevertheless, during the second half of the year, historically the volume of sales in Argentina has showed a slight increase.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

4.        NET REVENUE

	Six months ended
	June 30, 2018	June 30, 2017
Sales of goods	9,159,360,743	6,514,664,090
Domestic market	9,154,390,517	6,513,365,629
External customers	4,970,226	1,298,461

Services rendered	557,990,925	462,657,387

(-) Bonus / Discounts	(426,616,300)	(308,080,124)
Total	9,290,735,368	6,669,241,353

Revenues from net sales increased mainly due to the average increase of 3.6% in the volume of cement sold, added to the average increase in cement prices of 31.3% in Argentina.

During the second quarter of 2018, net revenues increased 37.2% driven mainly by the growth in revenues in the cement, masonry and lime segments of Argentina and Cemento de Paraguay, and supported by continued growth in the concrete segment. Income from cement, masonry and lime in Argentina increased 33.4% with respect to the previous year, despite the fact that the volumes remained almost unchanged. Cement revenues in Paraguay increased 49.2%, as the 2.4% decrease in volume was offset by the appreciation of the Guaraní with respect to the Argentine peso and the better local prices.

Concrete revenues increased 80.3% year-over-year driven by growth in both volume sold and prices. In addition, revenues from the rail segment increased by 24.9%, mainly reflecting lower volumes transported, partially offset by higher prices.

The Group derives its revenue from the transfer of goods and services over time and at a point in time in the following major product lines. This is consistent with the revenue information that is disclosed for each reportable segment.

	June 30, 2018	June 30, 2017
Cement, masonry cement and lime - Argentina	6,902,632,217	5,035,468,682
Cement - Paraguay	715,073,151	528,394,689
Concrete	1,497,010,746	798,085,752
Railroad	925,517,620	746,519,950
Aggregates	136,889,782	116,766,578
Others	52,866,822	66,685,992
Eliminations	(939,254,970)	(622,680,290)
Total	9,290,735,368	6,669,241,353

The Group does not have revenues from other sources than normal activities. Taking into account that the Group records its income in the period in which the products are delivered and the service provided, there are no contract balances or income recognized in the period corresponding to existing obligations at the beginning of the period. The average collection term for the cement business is 8.7 days for Argentina and 46 days for Paraguay. The average credit term is 42.8 days for the concrete business.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

5.        COST OF SALES

Six months ended		June 30, 2018		June 30, 2017
Inventories at the beginning of the year		2,048,513,037		1,717,088,995
Finished products	163,360,814		141,811,446
Products in progress	536,131,353		611,224,018
Raw materials, materials, spare parts, fuels and inventory in transit	1,349,020,870		964,053,531

Currency translation difference		110,386,947		8,204,882

Purchases, production expenses and cost of services rendered of the period		7,543,983,346		5,072,410,808
Purchases	1,370,763,481		946,954,525
Production expenses and cost of services rendered	6,173,219,865		4,125,456,283

Inventories at the end of the period		(3,043,579,127)		(2,106,257,489)
Finished products	(214,989,700)		(114,780,681)
Products in progress	(1,107,686,732)		(817,357,795)
Raw materials, materials, spare parts, fuels and inventory in transit	(1,720,902,695)		(1,174,119,013)

Cost of sales		6,659,304,203		4,691,447,196

The detail of production expenses and cost of services rendered is as follows :

	Six months ended
	June 30, 2018	June 30, 2017
Fees and compensation for services	120,233,753	38,003,405
Salaries, wages and social security charges	1,255,667,763	940,912,722
Transport and travelling expenses	52,524,442	37,718,468
Data processing	4,423,286	3,904,216
Taxes, contributions and commissions	116,490,468	80,259,002
Depreciation and amortizations	392,354,253	293,726,134
Preservation and maintenance costs	648,164,137	526,839,630
Communications	5,990,752	4,496,527
Leases	17,126,468	9,253,871
Employee benefits	27,101,569	22,290,726
Water, natural gas and energy services	1,877,393	1,776,165
Freight	684,939,133	368,023,563
Thermal energy	1,196,691,445	719,772,059
Insurance	13,778,826	10,650,340
Packaging	239,108,810	163,041,405
Electrical power	715,707,029	467,576,224
Contractors	551,252,289	313,945,558
Tolls	1,719,737	3,691,864
Canon	7,323,907	5,571,978
Security	44,864,418	35,175,909
Others	75,879,987	78,826,517
Total	6,173,219,865	4,125,456,283

The cost of sales and the expenses of production and services provided increased mainly due to the increase in tariffs and prices, which were the average annual inflation of 43.9% in Argentina as of June 30, 2018 (Source: National Institute of Statistics and Census of the Argentine Republic "INDEC") and the increase in the volume sold with an impact mainly on salaries, wages and social contributions, freights and contractors.

The impact of the depreciation of the Argentine peso on the Company's cost structure is also reflected, mainly in thermal and electricity costs. The increase in fees for services is mainly due to the contract signed in August 2017 with Cimpor - Support Services to Gestao de Empresas S.A. (hereinafter "Cimpor - Support Services to Gestao S.A."), for the transfer of technical know-how.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

6.        SELLING AND ADMINISTRATIVE EXPENSES

	Six months ended
	June 30, 2018	June 30, 2017
Managers, directors and trustees' fees	40,631,803	28,950,101
Fees and compensation for services	52,033,118	21,507,691
Salaries, wages and social security charges	213,564,320	184,989,965
Transport and travelling expenses	10,227,805	7,383,478
Data processing	11,582,499	6,795,800
Advertising expenses	12,967,912	12,288,846
Taxes, contributions and commissions	196,552,270	164,687,574
Depreciation and amortization	9,361,123	7,043,426
Preservation and maintenance costs	3,377,376	3,140,874
Communications	5,442,989	3,857,232
Leases	15,128,195	7,979,078
Employee benefits	11,102,494	8,049,895
Water, natural gas and energy services	924,067	478,673
Freight	80,607,662	66,185,914
Insurance	8,853,129	1,493,253
Allowance for doubtful accounts	1,180,590	50,695
Security	1,493,904	1,024,129
Others	16,998,205	15,926,044
Total	692,029,461	541,832,668

Selling and administrative expenses have increased mainly due the impact of inflation in Argentina for an average annual rate of approximately 43.9% as of June 30, 2018, and expenses related to the company IPO.

7.        OTHER GAINS AND LOSSES, NET

	Six months ended
	June 30, 2018	June 30, 2017
Gain on disposal of Property, plant and equipment	-	5,051,201
Donations	(7,681,676)	(6,859,372)
Contingencies	(5,335,031)	(8,500,935)
Personal property tax	(4,646,259)	-
Leases	12,711,143	9,155,988
Technical assistance services	1,933,660	-
Miscellaneous	(710,408)	2,479,696
Total	(3,728,571)	1,326,578

8.        TAX ON DEBITS AND CREDITS TO BANK ACCOUNTS

The general tax rate is 0.6% (six per thousand) for credits and 0.6% (six per thousand) for debits in the amounts credited to or debited from the Company's bank accounts. On the amount levied on credits, 0.2% may be considered as a payment to be taken into account when calculating the Income Tax. The 0.67% on debits and credits is included in this line of the Consolidated statements of profit or loss.

By virtue of Law No. 27,432, the National Executive Power may provide that the percentage of the aforesaid tax that is not computable as payment on account of the income tax, shall be progressively reduced by up to twenty percent (20%) per year as of January 1, 2018, being possible to establish that, in 2022, the tax will be fully computed as payment on account of income tax. On May 7, 2018 Decree 409/2018 establishes that taxpayers may take into account the 33% of the tax amounts on credites and debites in the respective bank accounts.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

9.        FINANCE COSTS, NET

	Six months ended
	June 30, 2018	June 30, 2017
Exchange rate differences
Foreign exchange gains	402,377,751	62,729,132
Foreign exchange losses	(1,027,172,584)	(105,866,855)
Total	(624,794,833)	(43,137,723)

Financial income
Interest from short-term investments	163,251,674	4,010,140
Interest from loans to related parties (InterCement Brasil S.A.)	-	3,536,637
Unwinding of discounts on receivables	7,824,700	12,150,831
Total	171,076,374	19,697,608

Financial expenses
Interest on borrowings	(298,309,323)	(258,406,459)
Interest on borrowings with related parties	(3,866,057)	(14,646,045)
Unwinding of discounts on provisions and liabilities	(32,280,878)	(29,695,505)
Others	(33,596,227)	(17,012,453)
Total	(368,052,485)	(319,760,462)

Exchange rate differences have decreased mainly due to the net changes in the valuation of assets and liabilities denominated in US dollars as a consequence of a 48% devaluation of the Argentine peso against US dollar in the six months period ended June 30, 2018, compared with such variation of the exchange rate during the same period of 2017, which was a revaluation of 4%. The increase in financial income is due to higher fund placements made during the six-month period ended June 30, 2018 compared to the same period of the previous year. The increase in funds was a result of the public offering process carried out during the second quarter of the previous year.

10.      INCOME TAX

Income tax expense is recognized on the basis of the actual expenses and the statutory rate expected as year-end.

This criteria does not significantly differ from the criteria established in IAS 34, which requires income tax expense to be recognized in each interim period based on the best estimate of the effective tax rate expected as of the year-end.

The reconciliation of the profit before tax included in the condensed interim consolidated statement of comprehensive income, at the statutory rate, to income tax as disclosed in the condensed interim statements of comprehensive income for the six months periods ended June 30, 2018 and 2017, respectively, is as follows:

	June 30, 2018	June 30, 2017
Profit before tax	1,018,087,844	1,015,079,604
Statutory rate (*)	30%	35%
Income tax at statutory rate	(305,426,353)	(355,277,861)
Adjustments for calculation of the effective income tax:
Effect of different statutory income tax rate in Paraguay (*)	18,401,648	33,855,758
Change in tax rate	(3,497,335)	-
Other non-taxable income or non-deductible expense, net	(994,146)	(1,664,411)
Income tax expense	(291,516,186)	(323,086,514)

INCOME TAX EXPENSE
Current	(194,705,426)	(311,725,639)
Deferred	(96,810,760)	(11,360,875)
Total	(291,516,186)	(323,086,514)

 (*) Statutory rate in Argentina is 30% (35% in 2017), while in Paraguay the statutory rate is 10%.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

Main components of deferred income tax are as follows:

	June 30, 2018	December 31, 2017
Assets
Carryforward subsidiary tax losses	59,410,897	19,283,035
Provisions	26,271,600	23,533,896
Accounts payable	3,989,248	-
Trade accounts receivable	954,472	954,472
Others	4,728,855	7,545,122
Total	95,355,072	51,316,525

Liabilities
Investments	(100,871,726)	(17,923,933)
Property, plant and equipment	(278,979,815)	(246,016,904)
Borrowings	(27,121,173)	-
Others	(18,470,513)	(16,667,095)
Total	(425,443,227)	(280,607,932)

The effective tax rate calculated for the six months ended June 30, 2018 and 2017 was 28.6% and 31.8% respectively. Based on the tax reform that entered into force in December 2017, the income tax rate charged on undistributed business profits decreases from 35% to 25% as of January 1, 2020, with a scheme of transition for the periods between January 1, 2018 and December 31, 2019, in which the rate will be 30%.

11.      EARNINGS PER SHARE

Basic and diluted earnings per share

The earnings and weighted average number of ordinary shares used in the calculation of basic and diluted earnings per share are as follows:

	Six months ended		Three months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net profit attributable to Owners of the Company – Earnings used in the calculation of basic earnings per share	705,553,673	630,261,881	179,424,736	276,131,032

Weighted average number of ordinary shares for purposes of basic and diluted earnings per share	596,026,490	566,026,490	596,026,490	566,026,490

Basic and diluted earnings per share	1.18	1.11	0.30	0.49

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

12.      PROPERTY, PLANT AND EQUIPMENT

	June 30, 2018	December 31, 2017

Cost	12,447,922,514	10,217,306,449
Accumulated depreciation	(4,965,993,150)	(4,238,629,958)
Total	7,481,929,364	5,978,676,491

Land	41,278,615	37,642,361
Plant and buildings	950,847,378	790,301,574
Machinery, equipment and spare parts	4,645,529,299	3,722,384,044
Transport and load vehicles	485,321,705	439,139,338
Furniture and fixtures	24,978,484	16,920,388
Quarries	696,279,018	579,601,085
Tools and devices	12,943,762	14,827,210
Work in progress	624,751,103	377,860,491
Total	7,481,929,364	5,978,676,491

Acquisitions and disposals

The Group acquired assets for 884,306,989 and 475,370,764 during the six-month periods ended June 30, 2018 and 2017, respectively. The most significant increases during the period ended June 30, 2018 were 214,555,093 and 574,772,594 in Reservoirs and Works in execution, respectively. Likewise, during the current period and within the framework of the Investment Project of the new plant of L'Amalí, the Company made payments of Advances to Property, Plant and Equipment Providers for 547,698,753, whose balance as of June 30, 2018 it is exposed within Other non-current credits.

This investment will add 2.7 million tons per year and generate greater profitability. This expansion implies a total capital expenditure of approximately US $ 350 million, and is expected to be completed by the beginning of 2020.

The Company hired Sinoma International Engineering Co. Ltd. for the construction of the cement plant that will have a capacity of 5,800 tons per day of clinker production. The agreement includes the engineering, provision and shipment of all equipment for the plant and its construction.

The basic engineering of the new plant and the on-site soil survey was completed in the fourth quarter of 2017. During the current quarter the Company continued to make progress with the overall execution of the project.

13.      INVENTORIES

	June 30, 2018	December 31, 2017
Non-current
Spare parts	268,174,556	216,475,015
Allowance for obsolete inventories	(1,753,062)	(1,753,062)
Total	266,421,494	214,721,953

Current
Finished products	214,989,700	163,360,814
Products in progress	1,107,686,732	536,131,353
Raw materials, materials and spare parts	1,126,656,969	869,931,673
Inventory in transit	238,350	514,276
Fuels	327,585,882	263,852,968
Total	2,777,157,633	1,833,791,084

The variation in inventories is mainly due to the increase in finished products, products in progress, fuels and materials, as a result of higher stock levels and increased cost of clinker and coal.

14.      RELATED PARTIES BALANCES AND TRANSACTIONS

Balances and transactions between the Company and its subsidiaries have been eliminated on consolidation and are not disclosed in this note.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

The outstanding balances between the Group and related parties as of June 30, 2018 and December 31, 2017 are as follows:

	June 30, 2018	December 31, 2017
Parent Companies Loma Negra Holding GmbH Other receivables	4,897,103	-
Other related parties
InterCement Brasil S.A.
Accounts payable	(57,194,433)	(2,722,388)
Cimpor Trading e Inversiones S.A.
Trade accounts receivable	8,658,742	5,838,363
Accounts payable	(179,443,618)	(194,808,865)
Cimpor Servicios de Apoio a Gestao S.A.
Trade accounts receivable	-	13,868,021
Other receivables	36,626,350	-
Accounts payable	(100,389,176)	(64,142,910)
SACOPOR S.A.
Accounts payable	(9,651,221)	(14,154,182)

Summary of balances with related parties as of June 30, 2018 and December 31, 2017 is as follows:

	June 30, 2018	December 31, 2017
Trade accounts receivable	8,658,742	19,706,384
Other receivables	41,523,453	-
Accounts payable	(346,678,448)	(275,828,345)

The amounts outstanding are unsecured and will be settled in cash.

The transactions between the Group and related parties for the six-month periods ended June 30, 2018 and 2017 are detailed as follows:

	Income / (Expense) of Interest and Exchange rate differences		Sale / (Purchase) of Goods and Services
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Other related parties
InterCement Brasil S.A.	829,740	3,237,472	(66,222,735)	(9,076,155)
Cimpor Trading e Inversiones S.A.	(10,625,135)	(13,269,118)	(43,152,559)	(53,016,151)
Cimpor Serv, de Apoio a Gestao S.A.	(8,600,911)	169,719	(64,316,371)	-
Concret-Mix S.A.	-	-	-	-
Sacopor S.A.	(3,085,533)	-	-	(5,591,460)

The amount recognized in the statement of comprehensive income related to the Company´s key management fees amounted to 38,641,865 and 28,950,101 for the six-month periods ended June 30, 2018 and 2017, respectively. The fees are short-term benefits. On January 24, 2018, the Board of Directors of the Company approved an incentive program for certain hierarchical personnel calculated on the value of the shares, as reported in note 41 to the financial statements as of December 31, 2017. As of the date of issuance of these financial statements this program has not been implemented since it is in the process of instrumentation.

The Group did not recognized any expense in the current period or in prior years regarding bad or doubtful accounts related to amounts owed by related parties.

At the Board of Directors´ Meetings held on July 21, 2017, the Board approved the offer received from Cimpor – Servicos de Apoio á Gestao de Empresas S.A., in relation to the transfer of know-how related to procedures, rules, databases, systems, benchmarking program, tools and best practices in relation to the production process, in order to obtain better product quality. The Company will have to pay a charge (fee) of 1% on its stand-alone basis total revenues of Loma Negra C.I.A.S.A. for the service received. According to its terms, this agreement is effective from August, 1st 2017 to July 2020, and it has been registered before the Instituto Nacional de Propiedad Intelectual (the intellectual property registry in Argentina).

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

15.      OTHER RECEIVABLES

	June 30, 2018	December 31, 2017
Non-current
Tax credits	97,771,795	80,874,026
Other receivables to Canon - Ferrosur Roca S.A.	32,142,979	50,105,821
Prepaid expenses	6,836,239	-
Advances to suppliers	479,044,378	2,907,688
Guarantee deposits	8,048,210	7,953,818
Miscellaneous	1,333,333	3,333,333
Total	625,176,934	145,174,686

Current
Tax credits	169,692,713	125,511,539
Receivables from related parties	41,523,453	-
Prepaid expenses	105,400,626	54,133,979
Guarantee deposits	942,330	3,773,462
Reimbursement receivables	17,416,137	15,550,209
Advances to suppliers	84,148,640	26,077,417
Salaries advances and loans to employees	8,451,906	5,404,217
Receivables from sales of Property, plant and equipment	759,851	5,271,119
Miscellaneous	7,232,817	5,935,075
Total	435,568,473	241,657,017

Other current and non-current receivables variation mainly derived from the increase in prepaid expenses derived from the payment of major inspections as of June 30, 2018 and advances to suppliers related to the project of the new plant of L´Amalí.

16.      TRADE ACCOUNTS RECEIVABLE

	June 30, 2018	December 31, 2017
Current
Accounts receivable	1,560,620,175	1,124,643,588
Related parties (Note 14)	8,658,742	19,706,384
Receivables with U.E.P.F.P. - Ferrosur Roca S.A.	123,512,173	117,407,006
Accounts receivable in litigation	21,623,452	19,023,292
Notes receivable	2,097,013	39,290
Foreign customers	2,373,301	1,614,237
Subtotal	1,718,884,856	1,282,433,797
Allowance for doubtful accounts	(21,617,342)	(19,023,292)
Total	1,697,267,514	1,263,410,505

Current trade accounts receivable increased mainly due to the increase in volume, prices and the increase in the average credit period from December 31, 2017 to June 30, 2018.

17.            INVESTMENTS

	June 30, 2018	December 31, 2017
Current Short-term investments
In pesos (1)	512,320,419	1,982,957,634
In foreign currency (2)	737,908,896	1,007,955,379
Total	1,250,229,315	2,990,913,013

(1)
The Group holds short-term investments denominated in pesos represented by participation in Mutual Funds for a total amount of 68,098,679 and 726,097,716, as of June 30, 2018 and December 31, 2017, respectively and Bonds issued by the Central Bank of the Argentine Republic (444,221,740 as of June 30, 2018 and 1,256,394,950 as of December 31, 2017). Such investments accrue interest at an annual nominal rate of approximately 44,4% and 27% as of June 30, 2018 and December 31, 2017, respectively.

(2)
The Group holds short-term investments denominated in US Dollars represented by Money Market (4,080,863 as of June 30, 2018 and 421,656,500 as of December 31, 2017) and Mutual Funds (732,545,795 as of June 30, 2018 and 585,436,901 as of December 31, 2017), and accrue interest at an annual nominal interest rate of 1.9% and 1.8% as of June 30, 2018 and December 31, 2017, respectively.

The main decrease in investments is due to payments for the investment project of the new L'Amalí plant and the payment of accounts payables.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

18.      CAPITAL STOCK AND OTHER CAPITAL RELATED ACCOUNTS

	June 30, 2018	December 31, 2017
Capital stock	59,602,649	59,602,649
Adjustment to capital	151,390,644	151,390,644
Share premium	1,612,386,229	2,047,627,791
Other capital adjustments	-	(435,241,562)
Merger premium	98,721,206	98,721,206
Total	1,922,100,728	1,922,100,728

The issued, paid-in and registered capital, consists of:
Common stock with a face value of $ 0,1 per share and entitled to 1 vote each, fully paid-in	596,026,490	596,026,490

19.      ACCUMULATED OTHER COMPREHENSIVE INCOME

	June 30, 2018	December 31, 2017
Exchange differences on translating foreign operations
Balances at the beginning of the year	250,444,714	149,293,492
Difference due to conversion of operations in foreign currency	279,332,750	101,151,222
Balances at the end of the period/year	529,777,464	250,444,714
Total accumulated other comprehensive income	529,777,464	250,444,714

20.      BORROWINGS

20.1    Composition of borrowings

	June 30, 2018	December 31, 2017
Borrowings
In foreign currency	4,211,812,057	3,351,761,052
In local currency	1,177,838,231	1,012,118,191
Total	5,389,650,288	4,363,879,243

Non-current	2,517,664,954	2,604,280,835
Current	2,871,985,334	1,759,598,408
Total	5,389,650,288	4,363,879,243

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

20.2    Detail of borrowings

	June 30, 2018					December 31, 2017
	Company	Ref.	Interest rate	Due date	Amount	Amount
Borrowings in foreign currency - u$s
Banco Patagonia S.A.	Ferrosur Roca S.A.		5.75%	Jul-18	44,521,675	89,305,446
Industrial and Commercial Bank of China (Dubai)	Loma Negra C.I.A.S.A.		3 Months Libor + 3.75%	May-20	1,470,934,340	1,228,430,137
Industrial and Commercial Bank of China (Dubai)	Loma Negra C.I.A.S.A.		3 Months Libor + 3.4%	Jun-19	561,787,539	563,979,469
Borrowings in foreign currency – Guaraníes
Banco Continental S.A.E.C.A.	Yguazú Cementos S.A.		8.5%	Aug-25	1,288,074,957	887,929,000
Sudameris Bank S.A.E.C.A.	Yguazú Cementos S.A.		9.0%	Aug-25	846,493,546	582,117,000
Subtotal in foreign currency					4,211,812,057	3,351,761,052

Borrowings in local currency
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.		BADLAR + 4%	Sep-18	8,217,384	16,345,799
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.		BADLAR + 2%	Mar-19	53,750,353	89,590,643
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.		BADLAR + 2%	Jun-19	72,657,485	108,753,068
Banco Provincia de Buenos Aires	Loma Negra C.I.A.S.A.		BADLAR + 2%	Jul-19	10,351,954	15,133,621
HSBC Bank Argentina S.A.	Loma Negra C.I.A.S.A.		21,75%	Apr-19	157,776,370	157,865,753
HSBC Bank Argentina S.A.	Ferrosur Roca S.A.		21,75%	Apr-19	157,776,370	157,865,753
Banco Patagonia S.A.	Loma Negra C.I.A.S.A.	1	BADLAR corrected + 1.65%	-	-	70,391,979
Banco Patagonia S.A.	Ferrosur Roca S.A.		BADLAR corrected + 0.5%	Oct-18	30,517,231	60,777,576
Banco Santander Rio S.A.	Loma Negra C.I.A.S.A.		BADLAR corrected + 4%	Jul-18	29,308,088	87,562,256
Bank overdrafts	Loma Negra C.I.A.S.A.		44.3%	Jul-18	3,150,435	12,871,347
Bank overdrafts	Recycomb S.A.U.		-	-	-	314,071
Bank overdrafts	Ferrosur Roca S.A.		38.7%	Jul-18	654,332,561	234,646,325
Subtotal in local currency					1,177,838,231	1,012,118,191
Total					5,389,650,288	4,363,879,243

Summary of borrowings by Company	June 30, 2018	December 31, 2017

Loma Negra C.I.A.S.A.	2,367,933,948	2,350,924,072
Ferrosur Roca S.A.	887,147,837	542,595,100
Recycomb S.A.	-	314,071
Yguazú Cementos S.A.	2,134,568,503	1,470,046,000
Total	5,389,650,288	4,363,879,243

Loma Negra C.I.A.S.A.:

(1)
On July, 2015, the Company subscribed a loan agreement with Banco Patagonia S.A. for a total amount of 200,000,000 to be settled in nine quarterly, equal and consecutive installments, overcoming the first one twelve months after the disbursement and accruing a BADLAR corrected based floating interest rate with quarterly repayments. On January 24, 2018, the board of directors approved the early payment of two of the loans installments, whose maturities were scheduled for April and July 2018 of 22,222,222, respectively. The advance payment did not imply additional costs for Company.

Ferrosur Roca S.A.:

On May 18, 2018 the Board of Ferrosur Roca S.A. approved the obtaining of a loan for USD 15,000,000 with Banco Latinoamericano de Comercio Exterior S.A. "BLADEX" with a term of 365 days at a LIBOR interest rate of three months + 1.95% with quarterly interest. At the time of approval of these financial statements, the Board of Directors of the indirect controlled company is negotiating with the BLADEX the initial date of the mentioned loan.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

20.3    Movements of borrowings

The movements of borrowings in the six-month period ended June 30, 2018 are outlined below:

Balances at the beginning of the year	4,363,879,243
New borrowings	417,920,112
Interest accrual	298,309,323
Currency translation difference	663,611,287
Effect of the exchange rate differences	854,079,647
Interest payments	(301,840,780)
Principal payments	(906,308,544)
Balances at the end of the period	5,389,650,288

As of June 30, 2018 the long-term loans have the following maturity schedule:

Year
2019	502,624,314
2020	639,902,055
2021	275,027,717
2022 and following	1,100,110,868
Total	2,517,664,954

21.        ACCOUNTS PAYABLE

	June 30, 2018	December 31, 2017
Non-current
Accounts payable for investments in Property, plant and equipment	84,603,012	71,388,595
Total	84,603,012	71,388,595

Current
Suppliers	1,360,007,523	1,239,573,602
Related parties (Note 14)	346,678,448	275,828,345
Accounts payable for acquisitions of Property, plant and equipment and intangible assets	136,934,690	235,005,411
Provisions for expenses	492,531,993	611,134,006
Total	2,336,152,654	2,361,541,364

The decrease is mainly due to the decrease in the accounts payable for the acquisition of investments in property, plant and equipment and intangible assets as a result of the reduction of the average payment days.

22.        PROVISIONS

	June 30, 2018	December 31, 2017
Non-current
Labor and Social Security	43,405,920	44,184,248
Environmental restoration	89,836,298	80,602,101
Civil and others	62,489,374	36,309,641
Total	195,731,592	161,095,990

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

Changes in the provisions were as follows:

	Labor and Social Security	Environmental restoration	Civil and others	Total

Balances as of December 31, 2017	44,184,248	80,602,101	36,309,641	161,095,990
Increases	3,442,413	11,808,649	29,567,840	44,818,902
Uses	(4,220,741)	(2,574,452)	(3,388,107)	(10,183,300)
Balances as of June 30, 2018	43,405,920	89,836,298	62,489,374	195,731,592

23.        TAX LIABILITIES

	June 30, 2018	December 31, 2017

Non-current
Facilities payment plans	-	342,209
Total	-	342,209

Current
Income tax expense	23,752,486	336,262,373
Value added tax	100,168,402	149,872,919
Turnover tax	43,088,752	38,557,514
Other taxes, withholdings, perceptions and facilities payment plans	191,803,524	48,391,134
Total	358,813,164	573,083,940

Tax liabilities increase is mainly due to the increase in Other taxes liabilities as a result of the financing of the balance of the income tax payable resulting from the income tax return as of December 31, 2017.

24.        CASH AND CASH EQUIVALENTS

For the purposes of the consolidated statement of cash flows, cash and cash equivalents include cash, bank accounts and short-term investments with high liquidity (with maturities of less than 90 days from the date of acquisition). Cash and cash equivalents at the end of each period as shown in the consolidated statement of cash flows can be reconciled to the related items in the consolidated statement of financial position as follows:

	June 30, 2018	December 31, 2017

Cash and Banks	367,782,598	188,774,700
Short-term investments and others (Note 17)	1,250,229,315	2,990,913,013
Cash and cash equivalents	1,618,011,913	3,179,687,713

25.        FINANCIAL INSTRUMENTS

25.1 Net debt to equity ratio

The net debt to equity ratio of the period is as follows:

	June 30, 2018	December 31, 2017

Debt (i)	5,389,650,288	4,363,879,243
Cash and cash equivalents	1,618,011,913	3,179,687,713
Net debt	3,771,638,375	1,184,191,530
Equity (ii)	5,690,059,162	4,415,794,158
Net debt to equity ratio	0.66	0.27

(i) Debt is defined as current and non-current borrowings.
(ii) Equity includes all reserves and capital of the Group which are managed as capital.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

25.2 Categories of financial instruments

	June 30, 2018	December 31, 2017
Financial assets
Cash and banks	367,782,598	188,774,700
Fair value through profit or loss (1)	804,725,338	1,734,518,063
Held to maturity investments	445,503,978	1,256,394,950
Loans and receivables	1,773,190,312	1,305,227,521

	June 30, 2018	December 31, 2017
Financial liabilities
Amortized cost	8,641,881,636	7,959,722,044

(1)  Fair value hierarchy – Level 1 – Quoted bid in an active market.

25.3 Financial Risks

The Group´s activities are exposed to a variety of financial risks: market risk (including foreign currency risk, interest risk and price risk), credit risk and liquidity risk. The Group maintains an organizational structure and systems that allow the identification, measurement and control of the risks to which it is exposed.

The condensed interim consolidated financial statements do not include all the information and disclosures on financial risk management, therefore, they should be read in conjunction with the Group´s annual consolidated financial statements issued on March 8, 2018.

25.4 Fair value measurements

Fair value measurements are described in note 33 to the annual consolidated financial statements.

Between December 31, 2017 and June 30, 2018, there have been no significant changes in the business economic circumstances affecting the fair value of the Group´s financial assets and liabilities, either measured at fair value or amortized cost.  In addition, no transfer has occurred among the different levels of fair value hierarchy during the period.

The carrying amounts of financial assets and liabilities recognized at amortized cost, included in the condensed interim consolidated statement of financial position as of June 30, 2018 and December 31, 2017, approximate to their fair values. Borrowings are subsequently measured at amortized cost considering the effective interest rate method, which approximate to its fair value given their cancellation period.

The Management of the Company considers that the liquidity risk exposure is low since the Company has been generating cash flows from its operating activities, supported on strong profits, and has access to loans and financial resources, as explained in Note 20.

25.5 Exchange risk management

The Group carries out transactions in foreign currency; and is hence exposed to exchange rate fluctuations. Exposures in the exchange rate are managed within approved policy parameters using foreign exchange contracts.

The amounts of monetary assets and liabilities denominated in foreign currency at the end of the reported period/year are as follows:

	June 30, 2017	December 31, 2017
Liabilities
US Dollars	2,609,983,791	2,155,076,310
Guarani	2,234,324,014	1,577,012,129
Euro	104,073,151	202,586,489
Real	19,241	14,488

Assets
US Dollars	999,923,555	1,068,483,893
Guarani	437,013,092	330,166,837
Euro	41,580,844	6,354,120
Real	74,889	60,615

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

Foreign currency sensitivity analysis

The Group is mainly exposed to the US dollar and guarani.

The following table shows the sensitivity of the Group to an increase in the US dollar and Guaraní exchange rate. The sensitivity rate is the one used when reporting to the top executive level and represents the management's assessment of a possible reasonable change in exchange rates. The sensitivity analysis only includes outstanding foreign-currency monetary items and adjusts translation of such items on the balance sheet date considering a reasonably possible 25% increase in the exchange rate considering all the items of the controlled companies.

	US Dollar effect (in thousands of pesos)	Guaraní effect (in thousands of pesos)
	June 30, 2018	June 30, 2018
Loss for the period	402,515	-
Decrease in net equity	402,515	442,365

26.        NON-CASH TRANSACTIONS

Below is a list of transactions that did not involve cash flow movements in the six-month periods ended June 30, 2018 and 2017:

	June 30, 2018	June 30, 2017

- Acquisitions of property, plant and equipment	39.669.658	100,330,720
- Acquisition of 2.36% interest in Cofesur S.A.(*)	-	35,434,064

(*) The Company applied the receivable for 35,434,064 outstanding as of December 31, 2016, to the acquisition of 2.36% of interest in Cofesur S.A. approved by Government in March, 2017.

27.        SEGMENT INFORMATION

The Company has adopted IFRS 8 - Operating segments, that requires operating segments to be identified on the basis of internal reports regarding components of the Company that are regularly reviewed by the Executive Committee, chief operating decision maker, in order to allocate resources to the segments and to assess their performance.

For the purposes of managing its business both financially and operatively, the Company has classified its businesses segments as follows:

i)
Cement, masonry cement and lime - Argentina: this segment includes the results from the cement, masonry cement and lime business in Argentina, and comprises the procurement of the raw materials from quarries, the manufacturing process of clinker / quicklime and their subsequent grinding with certain additions intended to obtain the cement, masonry cement and lime.

ii)
Cement - Paraguay: this segment includes the results from the cement business in Paraguay, and comprises the procurement of the raw materials from quarries, the manufacturing process of clinker and their subsequent grinding with certain additions intended to obtain the cement.

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

iii)
Concrete: this segment includes the results from the production and sale of ready-mix concrete. It also includes the delivery of the product at the worksite and, depending on the circumstances, the pumping of concrete up to the place of destination.

iv)	Aggregates: this segment includes the results from the production and sale of granitic aggregates.

v)	Railroad: this segment includes the results from the provision of the railroad transportation service.

vi)	Others: this segment includes the results of the industrial waste treatment and recycling business for its use as fuel.

	June 30, 2018	June 30, 2017
Net revenue
Cement, masonry cement and lime – Argentina	6,902,632,217	5,035,468,682
Cement – Paraguay	715,073,151	528,394,689
Concrete	1,497,010,746	798,085,752
Railroad	925,517,620	746,519,950
Aggregates	136,889,782	116,766,578
Others	52,866,822	66,685,992
Eliminations	(939,254,970)	(622,680,290)
Total	9,290,735,368	6,669,241,353

Cost of sales
Cement, masonry cement and lime – Argentina	4,609,932,926	3,438,872,744
Cement – Paraguay	520,903,652	370,648,235
Concrete	1,420,073,809	739,671,056
Railroad	879,894,863	621,028,253
Aggregates	138,436,479	114,725,381
Others	29,317,444	29,181,817
Eliminations	(939,254,970)	(622,680,290)
Total	6,659,304,203	4,691,447,196

Selling, administrative expenses and other gains and losses
Cement, masonry cement and lime – Argentina	526,575,141	409,949,888
Cement – Paraguay	29,338,629	18,458,752
Concrete	50,563,262	35,974,146
Railroad	68,436,427	54,551,116
Aggregates	2,644,630	2,528,723
Others	18,199,943	19,043,465
Total	695,758,032	540,506,090

Depreciation and amortization
Cement, masonry cement and lime – Argentina	191,232,959	173,791,095
Cement – Paraguay	110,633,452	76,610,613
Concrete	15,522,550	8,181,877
Railroad	60,202,013	36,029,710
Aggregates	4,830,019	4,976,460
Others	1,309,508	1,179,805
Total	383,730,501	300,769,560

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)
	June 30, 2018	June 30, 2017
Net revenue less cost of sales, selling, administrative expenses and other gains and losses
Cement, masonry cement and lime – Argentina	1,766,124,150	1,186,646,050
Cement – Paraguay	164,830,870	139,287,702
Concrete	26,373,675	22,440,550
Railroad	(22,813,670)	70,940,581
Aggregates	(4,191,327)	(487,526)
Others	5,349,435	18,460,710
Total	1,935,673,133	1,437,288,067

Reconciling items:
Tax on debits and credits banks accounts	(95,814,345)	(79,007,886)
Finance costs, net	(821,770,944)	(343,200,577)
Income tax	(291,516,186)	(323,086,514)
NET PROFIT FOR THE PERIOD	726,571,658	691,993,090

	June 30, 2018	December 31, 2017

Geographical information
Non-current assets
Argentina	5,179,183,611	4,094,960,948
Paraguay	3,306,390,159	2,358,756,400

For these purposes, non-current assets do not include deferred tax assets.

No single customer contributed 10% or more of the Group´s revenue for the six-month periods ended June 30, 2018 and 2017.

28.        GUARANTEES GRANTED TO SUBSIDIARIES

On October 21, 2015 Ferrosur Roca S.A. subscribed a loan agreement with Banco Patagonia S.A. for an amount of 130,000,000. Such Loan was guaranteed by Loma Negra C.I.A.S.A. The balance outstanding as of June 30, 2018 amounted to 30,517,231.

During 2016, Ferrosur Roca S.A. subscribed a loan agreement with Banco Patagonia S.A. for an amount of u$s 4,700,000. Such Loan was guaranteed by Loma Negra C.I.A.S.A. The balance outstanding as of June 30, 2018 is 44,521,675.

In April, 2017, Ferrosur Roca S.A. subscribed a loan agreement with HSBC Bank Argentina for an amount of  150,000,000.  Such Loan was guaranteed by Loma Negra C.I.A.S.A. The balance outstanding as of June 30, 2018 is 157,776,370.

Loma Negra guarantees the lines of advances in current account taken by Ferrosur Roca S.A. in the normal development of its activity. As of June 30, 2018 Ferrosur Roca owes $ 654,332,561 for this concept.

29.        COMMITMENTS

Commitments are described in Note 36 to the annual consolidated financial statements as of December 31, 2017.

30.        SUBSEQUENT EVENTS

On July 4, 2018, by virtue of the transfer of the main center of management and administration of the Company's business, the Board of Directors decided to move the headquarters of Reconquista 1088, floor 7, to Boulevard Cecilia Grierson No. 355, floor 4 , in the Autonomous City of Buenos Aires.

IAS 29, "Financial information in hyperinflationary economies", requires that the financial statements of an entity whose currency is functional be that of a hyperinflationary economy be expressed in terms of the current unit of measurement at the closing date of the period over the information. The standard details a series of quantitative and qualitative factors to consider whether an economy is hyperinflationary or not. In recent years, inflation levels in Argentina have been high, with a significant increase in the month of May 2018, which resulted in a cumulative inflation rate in the last three years that exceeds 100%, measured in accordance with the different possible combinations of indices available. Likewise, the presence of certain qualitative factors and recent circumstances is observed, such as the devaluation of the Argentine peso, which concludes that the Argentine economy is highly inflationary, within the framework of the guidelines established in IAS 29. However, that conclusion is based on data that available means are in mid-June, which are close to the speed of changes in the total future of the currency. IAS 29 emphasizes the need for consistency among the different entities in the application of the adjustment for inflation, in terms of the date on which the standard begins to be applied and the use of the same index. Given the inconveniences that were raised, the application of the adjustment for inflation is not required for the period ended June 30, 2018

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA
NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL AS OF MARCH 2018 AND 2017 (UNAUDITED)
(All amounts are expressed in Argentine Pesos - $ - except otherwise indicated)

However, given the current inflation levels, with no expectation of significant decreases in an immediate term, the integral adjustment for inflation is considered necessary for the annual or interim financial statements with closures as of July 1, 2018. Therefore, the financial statements adjusted for inflation of the Company will be those for the period ending September 30, 2018. The preparation of financial statements that reflect the effects of inflation in accordance with IAS 29 is subject to the repeal of Decree N ° 664/03 of the “Poder Ejecutivo Nacional”, and the adaptation of the rules and regulations of the National Securities Commission.

The adjustment should be restarted based on the last date on which the Company adjusted its financial statements to reflect the effects of inflation. To this end, in general terms, the inflation produced from the date of acquisition or from the revaluation date, as applicable, should be computed in the non-monetary items. Consequently, if in an inflationary period, the monetary assets exceed the monetary liabilities, the entity will lose purchasing power, and, if the monetary liabilities exceed the monetary assets, the entity will gain purchasing power, provided that such items are not subject to a adjustment mechanism. Likewise, the figures corresponding to the preceding periods or periods that are presented for comparative purposes will be modified, without this fact modifying the decisions taken based on the financial information corresponding to the previous year.

As of the date of issuance of these financial statements, the Board of Directors and Management of the Company is in the process of analyzing and calculating the effects of the application of IAS 29.